Hostopia reports second quarter results to September 30, 2007

MISSISSAUGA, ON and FT. LAUDERDALE, FL – November 12, 2007 -- Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence, today reported its unaudited financial results for the second quarter ended September 30, 2007. All figures are in U.S. dollars unless otherwise stated.

Highlights

•	Q2 revenue increased 21.8% year over year, 8.6% sequentially from Q1
•	30th consecutive quarter of increasing revenue
•	16th consecutive quarter of positive operating income
•	Established a new customer care centre in Miramichi, New Brunswick
•	Licensed the digital fax patent portfolio of j2 Global Communications, Inc.
•	Continued to develop and integrate Nexthaus mobile syncing technology
•	Added 28,000 end users – largest quarterly increase in Hostopia’s history

“We are very pleased with our sequential revenue growth and operational achievements in the second quarter,” said Colin Campbell, Hostopia's CEO. “The Company showed strong revenue growth, driven by the 28,000 end user accounts we migrated onto our platform in the quarter. This was the largest quarterly migration in Hostopia’s history and we are very proud of our project management team’s achievement. This migration concludes a project successfully executed by Hostopia over many months for a global telecommunications leader in Europe. This large end user increase significantly contributes to our revenue growth and will improve our operating profits over the remainder of the year.”

Financial Results for the Second Quarter of Fiscal 2008

Revenues increased 21.8% to $6.8 million in the three months ended September 30, 2007, compared to the same period last year. This was the 30th consecutive quarter of higher revenues. Sequential revenue growth of 8.6% in the second quarter was primarily due to the migration of 28,000 end users onto the Hostopia platform. A full quarter of revenue from 375,000 e-mail accounts added during the previous quarter also contributed to the sequential revenue growth.

Gross profit of $5.9 million increased by $1.0 million compared to last year. The gross margin percentage declined slightly. Income before interest and income taxes was $474,000, down $177,000 from the second quarter of last year. This decrease was due to a $1.2 million increase in operating expenses resulting primarily from: (1) personnel costs associated with two new start-up units within Hostopia: Website Experts (site creation services) and the Nexthaus mobile syncing service, (2) higher amortization expenses related to the acquisition of licensed technology and Nexthaus’ intellectual property, (3) increased operating costs and sales commissions related to the large end user migrations in the quarter, (4) significantly higher general and administration expenses related to public company costs, (5) the effect of the appreciation of the Canadian dollar on our Canadian dollar denominated expenses.

Income before income taxes of $796,000 was $131,000 higher than the same period last year as $308,000 higher net interest income offset the increased operating expenses. As revenues continue to grow over the remainder of the year, both from our existing and expanding customer base as well as our expanded product offerings, we expect our income before interest and taxes will improve.

Net income of $456,000 was $16,000 higher than the same quarter last year. Basic and diluted net income per common share were both $0.04 this quarter compared to $0.10 for basic and $0.07 for diluted net income per common share in the second quarter of last year. Net income per share declined primarily because of the significant increase in shares outstanding related to the Company’s public offering of 4.83 million shares in the third quarter of last year and the exercise of 462,000 stock options this year.

Outlook

“We believe the strong growth in our recurring revenue base in the second quarter will result in improved profitability over the next two quarters. Moreover, we expect Website Experts, Nexthaus and digital fax to e-mail will contribute more meaningfully to our revenue growth and pre tax income. While lowering profitability in the short-term, these initiatives provide us with a broader portfolio of value-added services that positions us well with current and prospective customers. Similarly our technical support costs will improve once our New Brunswick customer care centre is fully operational.” said Mr. Campbell. “We are committed to growing Hostopia’s business both organically and by strategic acquisitions of technology and end users. We will continue to actively seek out, in a disciplined and prudent fashion, investment opportunities that create value for our shareholders.”

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This news release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations and intentions, growth trends and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth or referenced under the caption "Risk Factors" in Hostopia's Form 10-K for the year ended March 31, 2007. This filing is available on web sites maintained by the Securities and Exchange Commission at www.sec.gov and SEDAR at www.sedar.com. Readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Conference Call Information

Hostopia will hold its second quarter conference call on Monday, November 12, 2007, at 5:00 p.m. EDT. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three months ended September 30, 2007.

To access the call, please dial 416-644-3421 or 1-800-732-1073

A replay of the conference call will be available as of 7:00 p.m. EST, Monday

November 12, 2007 until midnight, Monday, November 19, 2007. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21252454, followed by the number sign.

To listen to live Webcast of the call please enter http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=2075260 in your web browser

Further Information:

Michael Mugan	Gordie Campbell
Chief Financial Officer	Investor Relations
Hostopia.com Inc.	Hostopia.com Inc.
Tel: (905) 671-7211	Tel: (877) 444-4116
Email: invest@hostopia.com

Hostopia.com Inc.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	September 30, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,073,572	$27,367,667
Trade accounts receivable, net of allowance for doubtful accounts of $102,399; (March 31, 2007 - $114,755)	2,024,459	1,320,422
Deferred tax assets	134,000	117,000
Income taxes recoverable	1,025,408	-
Prepaid expenses	372,173	377,242
Total current assets	29,629,612	29,182,331

Property and equipment, net of accumulated amortization of $6,140,198; (March 31, 2007 - $5,163,911)	3,662,957	2,922,677
Other assets	64,840	60,997
Intangible assets, net of accumulated amortization of $2,185,022; (March 31, 2007 - $1,594,348)	2,485,891	1,690,284
Deferred tax assets	1,373,000	1,101,000
Total assets	$37,216,300	$34,957,289

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$333,236	$380,040
Accrued liabilities	1,161,046	705,229
Payroll and other taxes payable	27,821	34,956
Income taxes payable	-	269,020
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	839,600	983,299
Current portion of long-term liability	-	72,000
Total current liabilities	2,441,603	2,524,444
Deferred lease inducements	201,364	237,035
Long-term liability	-	292,957
Total liabilities	2,642,967	3,054,436
Stockholders’ equity:
Capital stock
Authorized:
30,000,000 common shares, par value $0.0001
Issued and outstanding
11,559,111 common shares (March 31, 2007 - 11,097,251 common shares)	217,115	217,069
Additional paid-in capital	32,855,790	31,054,703
Accumulated other comprehensive loss	(43,881)	(43,881)
Retained earnings	1,544,309	674,962
Total stockholders’ equity	34,573,333	31,902,853
Total liabilities and stockholders’ equity	$37,216,300	$34,957,289

Hostopia.com Inc.

Consolidated Statements of Operations

(Expressed in U.S. dollars)

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2007	2006	2007	2006
Revenues
Webhosting and applications services	$6,561,480	$5,406,362	$12,628,705	$10,625,782
Other services	241,868	179,141	437,336	361,257
Total revenues	6,803,348	5,585,503	13,066,041	10,987,039
Cost of revenues
Webhosting and applications services	820,069	637,908	1,583,330	1,200,680
Other services	83,162	84,387	168,255	169,103
Total cost of revenues	903,231	722,295	1,751,585	1,369,783
Gross profit	5,900,117	4,863,208	11,314,456	9,617,256
Expenses
Sales and marketing (a)	1,466,974	1,144,907	2,854,286	2,347,257
Research and development (a)	969,540	782,499	1,854,877	1,494,984
Project management (a)	537,662	423,339	1,067,668	839,797
Technical support (a)	963,758	794,331	1,878,132	1,473,207
General and administrative (a)	652,246	431,362	1,233,949	822,681
Amortization of intangible assets	321,791	183,623	590,674	342,045
Amortization of property and equipment	514,607	452,683	976,282	850,943
	5,426,578	4,212,744	10,455,868	8,170,914
Income before the undernoted	473,539	650,464	858,588	1,446,342
Interest income	322,457	18,170	647,965	39,699
Interest (expense)	-	(4,206)	(4,206)	(8,412)
	322,457	13,964	643,759	31,287
Income before income taxes	795,996	664,428	1,502,347	1,477,629
Income taxes (recovery)
Current	458,000	341,000	922,000	747,000
Deferred	(118,000)	(117,000)	(289,000)	(188,000)
	340,000	224,000	633,000	559,000
Net income	$455,996	$440,428	$869,347	$918,629

Net income per share
Basic	$0.04	$0.10	$0.08	$0.21
Diluted	0.04	0.07	0.08	0.15
Weighted average number of common shares outstanding
Basic	11,539,583	4,032,406	11,413,172	4,032,371
Diluted	11,649,774	6,310,070	11,583,421	6,310,035
(a) Stock-based compensation is included in operating expenses as follows:
Sales and marketing	$33,412	$31,970	$63,382	$66,285
Research and development	41,908	5,163	58,110	10,606
Project management	4,413	2,819	9,070	5,855
Technical support	3,594	4,294	7,227	8,838
General and administrative	28,121	9,130	38,999	18,891
	$111,448	$53,376	$176,788	$110,475

Hostopia.com Inc.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

(Unaudited)

	Six months ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$869,347	$918,629
Items which do not involve cash:
Amortization	1,566,956	1,192,988
Stock-based compensation	176,788	110,475
Excess tax benefits from stock-based compensation	(316,000)	-
Non-cash interest	4,206	8,412
Deferred income taxes	(289,000)	(105,000)
Deferred lease inducements	(35,671)	(26,730)
Change in operating assets and liabilities
Trade accounts receivable	(704,037)	172,827
Prepaid expense	5,069	(111,516)
Accounts payable	(46,804)	191,506
Accrued liabilities	455,817	205,622
Payroll taxes and other taxes payable	(7,135)	(17,938)
Income taxes payable	(978,428)	(131,000)
Deferred revenue	(143,699)	(18,695)
Cash flows from operating activities	557,409	2,389,580

Cash flows from (used in) financing activities:
Issue of common shares on exercise of stock options	1,273,487	1,799
Refund of initial public offering expenses	34,858
Repayment of long-term liabilities	(369,163)	(105,701)
Deferred initial public offering costs	-	(1,202,400)
Excess tax benefits from stock-based compensation	316,000	-
Cash flows from (used in) financing activities	1,255,182	(1,306,302)

Cash flows from investing activities:
Acquisition of property and equipment	(1,716,562)	(987,263)
Acquisition of intellectual property	(1,386,281)	(746,015)
Cash flows from investing activities	(3,102,843)	(1,733,278)
Effect of currency translation on cash balances	(3,843)	(1,124)

Increase (decrease) in cash and cash equivalents	(1,294,095)	(651,124)

Cash and cash equivalents, beginning of period[1]	27,367,667	3,038,217
Cash and cash equivalents, end of period	$26,073,572	$2,387,093

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	1,900,428	795,000

_________________________

[1]	Cash and cash equivalents consists primarily of an amount invested in a highly rated money market mutual fund, as well as cash on deposit and bank certificates of deposit.